R.H. Donnelley Corp. Announces Completion of Additional
$500 Million Senior Notes Offering

CARY, N.C., Oct. 17 /PRNewswire-FirstCall/ -- R.H. Donnelley Corporation (NYSE: RHD; the "Company"), today announced that it has completed the issuance of an additional $500 million aggregate principal amount of its 8.875% series A-4 senior notes due 2017 to certain institutional investors in an offering exempt from the registration requirements of the Securities Act of 1933 (the "Securities Act"). A portion of the net proceeds from the offering was transferred to Dex Media East LLC, an indirect subsidiary of the Company ("Dex Media East"), in order to allow Dex Media East to repay a portion of the term loans outstanding under the existing Dex Media East credit facility. In addition, the Company contributed a portion of the net proceeds to R.H. Donnelley Inc., a wholly owned subsidiary of the Company ("RHDI"), in order to allow RHDI to repay a portion of the term loans outstanding under RHDI's credit facility.

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The senior notes were offered to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. The senior notes offered have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy such senior notes and is issued pursuant to Rule 135c under the Securities Act.